Exhibit 23.4

HONG KONG 11th floor Two Exchange Square Hong Kong
TOM Online Inc.	T+	852 2846 3400
8th Floor, Tower W3, Oriental Plaza	Direct T+
No. 1 Dong Chang An Avenue	F+	852 2810 6192
Beijing	Direct F+	852 2810 6192
China 100738	G4 F+	852 2502 2009
	E	email@ freshfields.com
	W	freshfields.com

	DOC ID	HK272329/2+
	OUR REF	126094-0006/TK/SW
YOUR REF

13 September 2004

Dear Sirs/Madams

TOM Online Inc.

We have acted as legal advisors as to Hong Kong law to TOM Online Inc. (the Company), an exempted limited liability company incorporated in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form F-1 initially filed with the U.S. Securities and Exchange Commission on 13 February 2004 (together with any amendments thereto, the Form F-1) relating to American depositary shares (ADSs).

We hereby consent to the incorporation by reference in the Company’s Registration Statement on Form S-8 relating to the Pre-IPO Share Option Plan and the Share Option Scheme (together with any amendments thereto, the Form S-8) of the Form F-1, including all references to our firm under the headings “Risk Factors”, “Regulation”, “Legal Matters” and elsewhere in the prospectus included in the Form F-1. We also consent to the filing of this letter with the U.S. Securities and Exchange Commission as an exhibit to the Form S-8.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer
Freshfields Bruckhaus Deringer